The First Australia Prime Income Fund, Inc.
For the six month period ended 4/30/00
File number 811-4611


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     The  Annual Meeting of Shareholders of  The
First Australia Prime Income Fund, Inc. was held
on   March  22,  2000.   At  such  meeting   the
shareholders of the Fund approved the following proposals:

A.   Proposal that David L. Elsum, Laurence S.
     Freedman, Michael R. Horsburgh, William J.
     Potter and Peter J. O'Connell serve as
     Class III Directors for a three-year term expiring in 2003;

                         Votes For
          Votes Withheld

     David L. Elsum           234,084,022
5,484,302

     Laurence S. Freedman     229,217,234
10,351,090

     Michael R. Horsburgh          233,175,900
6,392,425

     William J. Potter        233,853,843
5,714,482

     Peter J. O'Connell       233,299,577
6,268,748


B. Proposal that David Manor and Marvin Yontef serve as Directors to represent the interests of the holders of preferred stock for the ensuing year:

                         Votes For
          Votes Withheld

     David Manor                  16,777
     1,517

     Marvin Yontef                16,777
     1,517

     Directors whose term of office continued beyond this meeting are as follows:
     Anthony E. Aaronson, Rt. Hon. Malcolm
     Fraser, Harry A. Jacobs, Howard A. Knight,
     David Manor, Neville J. Miles, Peter D.
     Sacks, Anton E. Schrafl, John T. Sheehy,
     Brian M. Sherman and Marvin Yontef.




C. Proposal that PricewaterhouseCoopers LLP serve as independent public accountants of the Fund for the fiscal year ending October
     31, 2000.

                                  Votes For
                                   Votes Against
                                   Abstentions

          235,129,120              2,426,400
     2,012,805





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